As filed with the United States Securities and Exchange Commission on March 29, 2022.
Registration Statement No. 333-235554

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective AMENDMENT No. 2
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Addex Therapeutics Ltd
(Exact name of registrant as specified in its charter)

Switzerland	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Chemin des Mines 9,
CH-1202 Geneva,
Switzerland
Tel: +41 (0)22884 1555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Addex Pharmaceuticals Inc.
650 California Street
San Francisco, CA 94108
Tel: +1 415 429 2591
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc Recht Joshua A. Kaufman Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	Frank Gerhard Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zürich, Switzerland +41 43 222 10 00

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
This filing constitutes a Post-Effective Amendment to the Registration Statement on Form F-1 (File No. 333-235554), which was initially declared effective on January 27, 2020. This Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended (the “Securities Act”), on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

†
The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE
This Post-Effective Amendment No. 2 relates to the Registration Statement on Form F-1 (File No. 333-235554) of Addex Therapeutics Ltd, a stock corporation incorporated under the laws of Switzerland (the “Company”), which was originally declared effective by the Securities and Exchange Commission on January 27, 2020 and previously amended by Post-Effective Amendment No. 1 on April 27, 2020 (such registration statement, as so amended, the “Registration Statement”). The Registration Statement registered an aggregate of 7,833,830 shares that were privately placed with certain investors under a Registration Rights Agreement, dated March 22, 2018, and an aggregate of 3,493,608 shares issuable upon the exercise of warrants issued on the same date to such investors. The Registration Statement also registered an aggregate of 225,752 shares held by other shareholders identified in the Registration Statement.
In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 2 is being filed to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment No. 2 to Form F-1 and has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Geneva, Switzerland, on the 29th day of March, 2022.
Addex Therapeutics Ltd
By:	/s/ TIM DYER Tim Dyer Chief Executive Officer
	SIGNATURE	TITLE	DATE
By:	/s/ TIM DYER Tim Dyer	Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2022
By:	/s/ LENAIC TEYSSEDOU Lénaic Teyssédou	Head of Finance (Principal Financial Officer and Principal Accounting Officer)	March 29, 2022
By:	* Vincent Lawton	Chairman of the Board of Directors	March 29, 2022
By:	* Ray Hill	Director	March 29, 2022
By:	* Isaac Manke	Director	March 29, 2022
By:	* Roger Mills	Director	March 29, 2022
By:	* Jake Nunn	Director	March 29, 2022
By*:	/s/ TIM DYER Attorney-in-fact

Authorized Representative in the United States
Addex Pharmaceuticals Inc.
/s/ TIM DYER By: Tim Dyer	Authorized Representative in the United States	March 29, 2022
Title: Chief Executive Officer